Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Director, Investor Relations and Corporate Communications 919-862-1000

SALIX ANNOUNCES STUDY SUGGESTING RIFAXIMIN POTENTIAL

IN TREATMENT OF CROHN’S DISEASE

—Receives Presidential Poster Award at ACG—

RALEIGH, NC—October 13, 2003—Results of an open label study suggest that Rifaximin, a non-systemic, gastrointestinal site-specific antibiotic, was well tolerated and may be effective for the treatment of active Crohn’s disease. Study results were announced at the 68th annual meeting of the American College of Gastroenterology (ACG).

Data from 29 patients show that at the end of a sixteen week treatment period, Rifaximin reduced the mean Crohn’s Disease Activity Index (CDAI) score, a standard measure of treatment effectiveness in patients with Crohn’s disease, by 43 percent compared to baseline (p<0.0001). The majority of patients (59%) exhibited at least a 70-point improvement in CDAI score by week four. By the end of the 16-week treatment period, 78 percent of patients experienced at least a 70-point improvement in CDAI score. Clinical remission, defined as a CDAI score of less than 150, was achieved at the end of treatment weeks 4, 8, 12 and 16 by 41 percent, 56 percent, 56 percent and 59 percent of patients, respectively. Rifaximin was well-tolerated. One serious adverse event (oropharyngeal swelling) was reported although it was considered unrelated to study medication. One patient experienced non-serious adverse events considered possibly to be drug-related.

Patients enrolled in the study had symptoms of active Crohn’s disease (confirmed by endoscopy, surgical pathology or X-ray) for at least three months before study entry. Patients were treated with a 200 mg oral dose of Rifaximin three times daily (TID) for 16 weeks.

“We are pleased that Rifaximin demonstrated potential efficacy as well as tolerability in this exploratory study,” commented lead investigator Ira Shafran, MD. “The results of this study are very encouraging and warrant further exploration in a randomized, double-blind, placebo-controlled trial.”

Rifaximin is a non-systemic, gastrointestinal site-specific antibiotic. Salix Pharmaceuticals currently is seeking FDA approval to market Rifaximin in the United States for the treatment of infectious diarrhea in travelers.

“We are encouraged by these results and plan to continue to investigate the promise of Rifaximin as a potential treatment for a number of enteric infections,” stated Carolyn Logan, President and Chief Executive Officer of Salix.

About Crohn’s Disease

Crohn’s disease affects approximately 500,000 Americans, men and women equally, and appears to run in some families. About 20 percent of people with Crohn’s disease have a blood relative with some form of inflammatory bowel disease (IBD).

Crohn’s disease causes inflammation in the small intestine and usually occurs in the lower part of the small intestine, but it can affect any part of the digestive tract. The inflammation can cause pain and can make the intestines empty frequently, resulting in diarrhea.

Crohn’s disease is one of the two forms of IBD, the general name for diseases that cause inflammation in the intestines. It can be difficult to diagnose because symptoms are similar to other intestinal disorders such as irritable bowel syndrome and ulcerative colitis. Currently there is no cure for Crohn’s disease.

About Rifaximin

Rifaximin is a non-systemic, gastrointestinal site-specific antibiotic. Salix licensed Rifaximin from Alfa Wasserman S.p.A. More than 300 million tablets of Rifaximin have been sold/distributed in Italy since its approval in 1987. Currently, Rifaximin is approved in 13 countries worldwide.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix is dedicated to being the leading specialty pharmaceutical company providing products to gastroenterologists and their patients. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix trades on the NASDAQ National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.